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                                                           EXHIBIT 4.7

                            FORM OF WARRANT CERTIFICATE

               VOID AFTER 5 P.M. EASTERN TIME ON _______________, 2002

                         WARRANTS TO PURCHASE COMMON STOCK

W_____                                                    __________ Warrants
                                                          CUSIP 141904  11  0

                        CARING PRODUCTS INTERNATIONAL, INC.

THIS CERTIFIES THAT

or registered assigns, is the registered holder of the number of Warrants ("Warrants") set forth above. Each Warrant entitles the holder thereof to purchase from Caring Products International, Inc., a corporation incorporated under the laws of the State of Delaware (the "Company"), subject to the terms and conditions set forth hereinafter and in the Warrant Agreement hereinafter more fully described (the "Warrant Agreement"), one fully paid and nonassessable share of Common Stock, $0.01 par value, of the Company ("Common Stock") upon presentation and surrender of this Warrant Certificate with the instructions for the registration and delivery of Common Stock filled in, at any time prior to 5:00 P.M., Eastern time, on _______________, 2002 or, if such Warrant is redeemed as provided in the Warrant Agreement, at any time prior to the effective time of such redemption, at the stock transfer office in New York City, New York of The Bank of Nova Scotia Trust Company of New York, the warrant agent of the Company (the "Warrant Agent"), or of its successor warrant agent or, if there be no successor warrant agent, at the corporate offices of the Company, and upon payment of the Exercise Price (as defined in the Warrant Agreement) and any applicable taxes paid either in cash, by wire transfer of good funds, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company.

          Each Warrant initially entitles the holder to purchase one share of Common Stock for $____, subject to adjustment, including, if the Company's audited fiscal 1999 revenues do not exceed $15 million and/or its audited 1999 net income before interest expense and taxes does not exceed $1.5 million, a one-time downward adjustment of the exercise price to $____ per share. Solely for the purpose of determining whether a downward adjustment to the exercise price of the Warrants will be made based on fiscal 1999 net income, any expenses relating to the vesting of any performance-based options or warrants held by employees will be excluded in determining fiscal 1999 net income. The number and kind of securities or other property for which the Warrants are exercisable are subject to further adjustment in certain events, such as mergers, splits, stock dividends, recapitalizations and the like, to prevent dilution, as described in the Warrant Agreement. The Company may redeem any or all outstanding and unexercised Warrants at any time if the Daily Price (defined below) equals or exceeds 200% of the then current exercise price of the Warrants for 20 consecutive trading days immediately preceding the date of notice of such redemption, upon at least 30 days' prior written notice, at a price equal to $0.25 per Warrant. For the purpose of the foregoing sentence, the term "Daily Price" shall mean,

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for any relevant day, the closing bid price on that day as reported by the principal exchange or quotation system on which prices for the Common Stock are reported. All Warrants not previously exercised or redeemed will expire on _______________, 2002.

          This Warrant Certificate is subject to all of the terms, provisions and conditions of the Warrant Agreement, dated as of _______________, 1997, between the Company and the Warrant Agent. The registered holder of this Warrant Certificate consents to all of such terms, provisions and conditions by acceptance of this Warrant Certificate. The Warrant Agreement is incorporated herein by reference and made a part hereof, and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the holders of the Warrant Certificates. Copies of the Warrant Agreement are available for inspection at the stock transfer office of the Warrant Agent or may be obtained upon written request addressed to the Company at 200 First Avenue West, Suite 200, Seattle, Washington 98119, Attention: Susan A. Schreter.

          The Company shall not be required upon the exercise of the Warrants evidenced by this Warrant Certificate to issue fractions of Warrants, Common Stock or other securities, but shall have the option to issue fractions of Warrants, Common Stock or other securities or to make adjustment therefor in cash on the basis of the current market value of any fractional interest as provided in the Warrant Agreement.

          In certain cases, the sale of securities by the Company upon exercise of Warrants would violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use all commercially reasonable efforts to cause a registration statement to continue to be effective during the term of the Warrants with respect to such sales under the Securities Act of 1933, as amended, and to take such action under the laws of various states as may be required to cause the sale of securities upon exercise to be lawful. However, the Company will not be required to honor the exercise of Warrants if, in the opinion of the Board of Directors of the Company, upon advice of counsel, the sale of securities upon such exercise would be unlawful. In certain cases, the Company may, but is not required to, purchase Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such Warrants.

          This Warrant Certificate, with or without other Warrant Certificates, upon proper surrender to the Warrant Agent, any successor warrant agent or, in the absence of any successor warrant agent, at the corporate offices of the Company, may be exchanged for another Warrant Certificate or Warrant Certificates evidencing in the aggregate the same number of Warrants as the Warrant Certificate or Warrant Certificates so surrendered. If the Warrants evidenced by this Warrant Certificate shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant Certificate or Warrant Certificates evidencing the number of Warrants not so exercised.

          No holder of this Warrant Certificate, as such, shall be entitled to vote, receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose whatever. Nothing contained in the Warrant Agreement or herein may be construed to confer upon the holder of this


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Warrant Certificate, as such, any of the rights of a stockholder of the
Company, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, any right to give or withhold consent to any corporate action (whether at any meeting of stockholders or by giving or withholding consent to any merger, recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, conveyance or otherwise) or any right to receive notice of meetings or other actions affecting stockholders (except as provided in the Warrant Agreement). No holder of this Warrant Certificate shall have any right to receive dividends or subscription rights or any other rights that any stockholders of the Company may have until the Warrants evidenced by this Warrant Certificate shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

          If this Warrant Certificate is surrendered for exercise within any period during which the transfer books for the Company's Common Stock or other class of stock purchasable upon the exercise of the Warrants evidenced by this Warrant Certificate are closed for any purpose, the Company shall not be required to deliver certificates for shares of Common Stock purchasable upon such transfer until the date of the reopening of said transfer books.

          Every holder of this Warrant Certificate, by accepting the same, consents and agrees with the Company, the Warrant Agent, and with ever other holder of a Warrant Certificate that:

          (a) this Warrant Certificate is transferable on the transfer books of the Warrant Agent only upon the terms and conditions set forth in the Warrant Agreement, and

          (b) the Company and the Warrant Agent may deem and treat the person in whose name this Warrant Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes whatever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

          The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Warrants evidenced by this Warrant Certificate until any tax which may be payable in respect thereof by the holder of this Warrant Certificate pursuant to the Warrant Agreement shall have been paid, such tax being payable by the holder of this Warrant Certificate at the time of surrender.



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          IN WITNESS WHEREOF, the proper officers of the Company have executed this Warrant Certificate this ______ day of _______________, 1997.

                             CARING PRODUCTS INTERNATIONAL, INC.


                             By:
                                ----------------------------------------
                                  President


                             Attest:
                                    ------------------------------------
                                      Secretary
Countersigned:

THE BANK OF NOVA SCOTIA TRUST
COMPANY OF NEW YORK




By:
   -------------------------------
       Authorized Officer



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